EXHIBIT 16

[ANDERSON LOGO]

June 4, 2002

Office of the Chief Accountant Securities and Exchange Commission 450 Fifth Street, N.W. Washington, D.C. 20549

Dear Sir/Madam,

We have read paragraph 1, as it pertains to Arthur Andersen LLP, and paragraphs 2, 3, 4 and 5 of Item 4(a) included in the Form 8-K dated June 4, 2002 of TASER International, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/Arthur Anderson LLP

copy to: Ms. Kathy Hanrahan Chief Financial Officer TASER International, Inc.